UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

O.S.S. CAPITAL MANAGEMENT LP

OSCAR S. SCHAFER & PARTNERS I LP

OSCAR S. SCHAFER & PARTNERS II LP

O.S.S. OVERSEAS FUND LTD.

O.S.S. ADVISORS LLC

SCHAFER BROTHERS LLC

OSCAR S. SCHAFER

PETER J. GRONDIN

EDWARD A. BLECHSCHMIDT

TIMOTHY D. LEULIETTE

JOACHIM V. HIRSCH

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OSS CAPITAL MANAGEMENT ISSUES RESPONSE TO PROXY ADVISORY FIRM’S DECISION REGARDING HEXCEL CORPORATION

NEW YORK, NY, April 28, 2008 -- OSS Capital Management today responded to the recommendation of the proxy advisory firm, Risk Metrics, with respect to the election of three directors at the May 8, 2008 Annual Meeting of Hexcel Corporation (NYSE: HXL). OSS Capital disagrees with the recommendation and the conclusions of Risk Metrics which suggest that Hexcel shareholders need to continue to suffer with the same incumbent Board that has presided over Hexcel's dismal record of inferior margins compared to its two most relevant competitors -- the composites businesses of Cytec Industries, Inc. (NYSE: CYT) and Toray Industries, Inc. (TSE: 34020).  In view of this failing track record at Hexcel, OSS Capital continues to believe that a minority of the directors should be replaced by OSS Capital's candidates who believe there is a brighter future for the company than to languish with third place operating performance margins.

Oscar S. Schafer, Managing General Partner of OSS Capital, stated, “Our focus has been straightforward. We identified three independent director nominees who have exceptional operating experience that can be applied to help Hexcel boost operating margins. All three of the director candidates nominated by OSS Capital have outstanding track records and would assure Hexcel and Hexcel stockholders of a more qualified Board in seeking to enhance stockholder value. The solicitation undertaken by OSS Capital is focused on creating the most qualified Board to work with Hexcel management so the company will be the leading global supplier of composite materials.

We do not believe this is the case with Hexcel’s current outside directors. The fact of the matter is that Hexcel is competing directly with Cytec and Toray for composite business at Boeing and Airbus. Given the strength of Hexcel’s competition, a 500 or more basis point difference in operating margins does not bode well for Hexcel stockholders. By not moving quickly to close this gap, Hexcel runs the very real risk of becoming a second tier player in the composite industry.”

Electing the three professionals OSS Capital has nominated will enhance the Hexcel Board and will give Hexcel the proper tools to close this margin gap. We urge shareholders to vote the WHITE CARD and to vote FOR the three director candidates nominated by OSS Capital.

Stockholders who have questions or need assistance in voting their shares should contact MacKenzie Partners, Inc. at 800-322-2885 or by email at proxy@mackenziepartners.com.